                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                               CORVITA CORPORATION

                                       AND

                          RESEARCH VISIONS CANADA, INC.

                          -----------------------------


                           Dated as of April 11, 1996



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                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I      SALE OF SHARES; PURCHASE PRICE. . . . . . . . . . . . . . . .   1
     SECTION 1.1    Sale and Purchase of Shares. . . . . . . . . . . . . . .   1
     SECTION 1.2    Purchase Price; Payment. . . . . . . . . . . . . . . . .   2

ARTICLE II     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 2.1    Closing Date . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . .   2
     SECTION 3.1    Organization and Qualification . . . . . . . . . . . . .   2
     SECTION 3.2    Power; Due Execution and Delivery. . . . . . . . . . . .   3
     SECTION 3.3    Governmental Authorization . . . . . . . . . . . . . . .   3
     SECTION 3.4    Non-Contravention. . . . . . . . . . . . . . . . . . . .   3
     SECTION 3.5    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .   4
     SECTION 3.6    Ownership and Transfer of Shares . . . . . . . . . . . .   4

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . .   4
     SECTION 4.1    Organization and Qualification . . . . . . . . . . . . .   4
     SECTION 4.2    Corporate Power and Authority. . . . . . . . . . . . . .   4
     SECTION 4.3    Governmental Authorization . . . . . . . . . . . . . . .   5
     SECTION 4.4    Non-Contravention. . . . . . . . . . . . . . . . . . . .   5

ARTICLE V      COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     SECTION 5.1    Reasonable Best Efforts. . . . . . . . . . . . . . . . .   5

ARTICLE VI     CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . .   6
     SECTION 6.1    Conditions Precedent to
                    Obligations of Purchaser . . . . . . . . . . . . . . . .   6
     SECTION 6.2    Conditions Precedent to
                    Obligations of Seller. . . . . . . . . . . . . . . . . .   7

ARTICLE VII    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .   8
     SECTION 7.1    General Survival . . . . . . . . . . . . . . . . . . . .   8
     SECTION 7.2    Termination. . . . . . . . . . . . . . . . . . . . . . .   8
     SECTION 7.3    Entire Agreement; Assignment . . . . . . . . . . . . . .   8
     SECTION 7.4    Enforcement of the Agreement . . . . . . . . . . . . . .   8
     SECTION 7.5    Validity . . . . . . . . . . . . . . . . . . . . . . . .   9
     SECTION 7.6    Notices. . . . . . . . . . . . . . . . . . . . . . . . .   9
     SECTION 7.7    Governing Law. . . . . . . . . . . . . . . . . . . . . .  10
     SECTION 7.8    Descriptive Headings . . . . . . . . . . . . . . . . . .  10
     SECTION 7.9    Parties in Interest. . . . . . . . . . . . . . . . . . .  10
     SECTION 7.10   Counterparts . . . . . . . . . . . . . . . . . . . . . .  11
     SECTION 7.11   Publicity. . . . . . . . . . . . . . . . . . . . . . . .  11


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

                            STOCK PURCHASE AGREEMENT


          Stock Purchase Agreement, dated as of April 11, 1996 (this "Agreement"), between Corvita Corporation, a Florida corporation ("Purchaser"), and Research Visions Canada, Inc., a Canadian corporation ("Seller").

                              W I T N E S S E T H :

          WHEREAS, Seller owns 3,500 shares of common stock without par value ("Shares"), of Corvita Canada, Inc., an Ontario corporation (the "Company");

          WHEREAS, concurrently herewith, Purchaser, Pfizer Inc., a Delaware corporation ("Parent"), and HPG Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Purchaser;

          WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that Purchaser and Seller agree, and Purchaser and Seller have agreed, to enter into this Agreement;

          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto do hereby agree as follows:


                                    ARTICLE I

                         SALE OF SHARES; PURCHASE PRICE

          SECTION 1.1 SALE AND PURCHASE OF SHARES. Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date (as defined in Section 2.1) Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all right, title and interest of Seller, legal or equitable, in and to the Shares.

          SECTION 1.2 PURCHASE PRICE; PAYMENT. (a) The purchase price for the Shares shall be an amount equal to US$56,680 (the "Purchase Price").

          (b) On the Closing Date, Purchaser shall, subject to withholding, if any, pay the Purchase Price to Seller by wire transfer of immediately available funds to an account designated by Seller.


                                   ARTICLE II

                                     CLOSING

          SECTION 2.1 CLOSING DATE. Subject to the prior satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at 10:00 a.m. Toronto time at the offices of Lang Michener, Suite 2500, 181 Bay Street, Toronto (or at such other place as the parties may designate in writing) on the Control Date (as defined in the Merger Agreement), or on such other date as Seller and Purchaser may designate in writing. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Purchaser as follows:

          SECTION 3.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of Ontario and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own its property. Seller has no subsidiaries, direct or indirect. For purposes of this Agreement:
(i) "subsidiary" shall mean, with respect to any party, any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner; (ii) voting power to elect a majority of the board of


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directors or other performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; or (iii) at least 25% of the equity, or other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries.

          SECTION 3.2 POWER; DUE EXECUTION AND DELIVERY. Seller has all requisite legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller and its shareholders and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes a valid and binding obligation of Purchaser, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

          SECTION 3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby by Seller require no action by Seller in respect of, or filing with, any government or governmental or regulatory body thereof, or political subdivision thereof, whether Federal, provincial, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator ("Governmental Body").

          SECTION 3.4 NON-CONTRAVENTION. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby by Seller do not and will not (i) contravene or conflict with Seller's Articles of Incorporation or Bylaws, or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment,


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injunction, order or decree binding upon or applicable to Seller.

          SECTION 3.5 TAXES. Seller is a resident of Canada for Canadian income tax purposes.

          SECTION 3.6 OWNERSHIP AND TRANSFER OF SHARES. Seller is the record and beneficial owner of the Shares, free and clear of any and all Liens. Seller does not own of record or beneficially any other shares of, or options (or other rights) to acquire shares of, capital stock of the Company. Seller has the corporate power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance, restriction or adverse claim of any kind or nature in respect of such asset.


                                 ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller as follows:

          SECTION 4.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite corporate power and authority to carry on its business as it is now being conducted.

          SECTION 4.2 CORPORATE POWER AND AUTHORITY. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement constitutes a valid and binding obligation of Seller, this Agreement constitutes


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

the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

          SECTION 4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby by Purchaser require no action by or in respect of, or filing with, any Governmental Body.

          SECTION 4.4 NON-CONTRAVENTION. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby by Purchaser do not and will not (i) contravene or conflict with the Articles of Incorporation or Bylaws of Purchaser, or
(ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser.


                                    ARTICLE V

                                    COVENANTS

          SECTION 5.1 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and to fulfill all conditions precedent applicable to such party pursuant to this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.


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


                                   ARTICLE VI

                              CONDITIONS TO CLOSING

          SECTION 6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable law):

          (a) all representations and warranties of Seller contained herein shall be true and correct as of the date hereof;

          (b) Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

          (c) Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by Seller certifying as to the fulfillment of the conditions specified in Section 6.1(b) hereof;

          (d) Certificates representing all of the Shares not owned by Purchaser or by Cardiovascular Innovations Canada, Inc. ("CICI") shall have been, or shall at the Closing be, validly delivered and transferred to Purchaser, free and clear of any and all Liens;

          (e) (i) Purchaser, Parent, and Merger Sub shall have entered into the Merger Agreement, and (ii) Merger Sub shall have made the tender offer contemplated by the Merger Agreement and shall have accepted for payment and paid for all of the shares of common stock of Purchaser that were validly tendered and not withdrawn pursuant to such tender offer;

          (f) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (g) all of the shareholders of CICI shall have entered into a stock purchase agreement with Purchaser (the

"CICI Agreement"), pursuant to which Purchaser will acquire all of the issued and outstanding shares of CICI and the closing of the transactions contemplated by the CICI Agreement shall occur simultaneously with the Closing; and

          (h) the Company's Shareholders Agreement dated April 22, 1994 and the Memorandum of Understanding among all the shareholders of CICI dated April 18, 1994 shall have been terminated.

          SECTION 6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable law):

          (a) all representations and warranties of Purchaser contained herein shall be true and correct as of the date hereof;

          (b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

          (c) Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to Seller) executed by the Chief Executive Officer and Chief Financial Officer of Purchaser certifying as to the fulfillment of the conditions specified in Section 6.2(b);

          (d) Certificates representing all of the Shares not owned by Purchaser or by Seller shall have been, or shall at the Closing be, validly delivered and transferred to Purchaser, free and clear of any and all Liens;

          (e) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (f) (i) Purchaser, Parent, and Merger Sub shall have entered into the Merger Agreement, and (ii) Merger Sub shall have made the tender offer contemplated by the Merger Agreement and shall have accepted for payment and paid for all of the shares of common stock of Purchaser that were validly tendered and not withdrawn pursuant to such tender offer; and

          (g) all of the shareholders of CICI shall have entered into the CICI Agreement, pursuant to which Purchaser will acquire all of the issued and outstanding shares of CICI and the closing of the transactions contemplated by the CICI Agreement shall occur simultaneously with the Closing.


                                   ARTICLE VII

                                  MISCELLANEOUS

          SECTION 7.1 GENERAL SURVIVAL. The parties hereto agree that (a) the representations, warranties, covenants and agreements of Purchaser and Seller contained in the this Agreement shall survive the execution and delivery hereof, regardless of any investigation made by the parties thereto, for a period of one (1) year following the Closing Date.

          SECTION 7.2 TERMINATION. This Agreement may be terminated and the sale and purchase of Shares contemplated hereby may be abandoned (i) by mutual written consent of Seller and Purchaser prior to the Closing Date or (ii) by either Seller or Purchaser if the Merger Agreement is terminated. In the event of termination and abandonment of this Agreement pursuant to this Section 7.2, this Agreement, except for the provisions of this Section 7.2, shall forthwith become void and have no effect, without liability on the part of any party or its directors, officers or shareholders; provided, however, that nothing in this Agreement shall relieve any party to this Agreement of liability for any willful or intentional breach thereof.

          SECTION 7.3    ENTIRE AGREEMENT; ASSIGNMENT.  This Agreement
(a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

          SECTION 7.4 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were


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

not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereon in any Federal or state court located in the State of New York (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 7.5 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Each party agrees that, should any court of competent authority hold any provision of this Agreement to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or to any other remedy, including, without limitation, money damages, for breach hereof or of any other provision of this Agreement as a result of such holding or order.

          SECTION 7.6 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopier, telex or overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

          if to Purchaser:

          Corvita Corporation
          8210 N.W. 27th Street
          Miami, Florida 33122
          Attention:  Norman R. Weldon Ph.D.
                      President and
                      Chief Executive Officer

          with a copy to:

          Epstein, Becker & Green, P.C.
          250 Park Avenue
          New York, New York 10177
          Attention:  Lowell S. Lifschultz, Esq.


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

          and

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10157
          Attention:  Dennis J. Block, Esq.

          if to Seller:

          Research Visions Canada, Inc.
          33 Plainsman Road
          Mississauga, Ontario L5N 1C4
          CANADA
          Attention:  John Hanley

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof). All such notices or communications shall be deemed to be received (a) in the case of personal delivery, cable, telex or telecopy, on the date of such delivery, (b) in the case of overnight courier, on the next business day after the date when sent and (c) in the case of registered or certified mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

          SECTION 7.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

          SECTION 7.8 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 7.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.


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

          SECTION 7.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          SECTION 7.11 PUBLICITY. So long as this Agreement is in effect, each of Purchaser and Seller promptly shall advise, consult and cooperate with the other prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other statement to the press or any third party with respect to this Agreement, or the transactions contemplated hereby.


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

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by an officer thereof thereunto duly authorized, as of the day and year first above written.

                              CORVITA CORPORATION


                              By:  /s/ Norman R. Weldon
                                   -----------------------
                                   Name:  Norman R. Weldon
                                   Title: President and
                                          Chief Executive
                                          Officer


                              RESEARCH VISIONS CANADA, INC.


                              By:  /s/ John Hanley
                                   -----------------------
                                   Name:  John Hanley
                                   Title: President